Free Writing Prospectus
VanEck Merk Gold Trust
2019-02-01 Inspectorate International Gold Vault Audit

Pursuant to 433/164
333-180868

REPORT OF	:	AUDIT
CLIENT	:	Merk Investments LLC
TRUST	:	VanEck Merk Gold Trust
MATERIAL	:	Gold Bars
ACCOUNT NUMBER	:	4249
CUSTODIAN AND LOCATION	:	JP Morgan Chase Bank, N.A., London
AUDIT REFERENCE DATE	:	31 January 2019
AUDIT COMMENCED	:	1 February 2019
AUDIT COMPLETED	:	1 February 2019

This is to certify that in connection with the above consignment, we have represented the supplier, following the agreed procedures, and report the following:

Summary

The table set out below sets out the results for the Audit of Gold bullion in the vault as at 31 January 2019.

	Number of Bars	Fine weight
ADVISED	287	116,181.571	Tr.oz
FOUND	287	116,181.571	Tr.oz
VARIANCE	0	0.000	Tr.oz

All bars were deemed to be London Good Delivery, Large Gold Bars said to be purity 99.50% minimum, up to and including 99.99%.

Audit Procedure

1.	Reconciled the total weight of metal bullion as recorded by the Administrator to the Custodians records as at the same date.

2.	Visually checked each bar for the bar number and brand purity.

3.	Verified that the bar numbers, brand purity and number of bars for each individual batch or pallet matches the records supplied by the Custodian and Administrator.

4.	Compared the records of the Custodian against those provided by the Administrator and verified that the metal bullion bars are held in the name of the applicable account.

5.	Check weighed a random selection of metal bullion bars, equating to approximately 2.5 percent of the bar list, in accordance with Good Delivery Rules.

6.	Reconciled the weights reported as per the paperwork supplied by the Custodian and the Administrator.

Inspectorate International Limited 2 Perry Road, Witham Essex CM8 3TU, UK	T: +44 (0) 1376 536800 E: MMOpsUK@inspectorate.com www.bureauveritas.com	Registered: In England No. 638315 VAT no. GB725 4402 54	HSBC Bank PLC, Berkshire, UK IBAN: GB68MIDL40051559932051 (€) IBAN: GB34MIDL40051559931790 ($) IBAN: GB38MIDL40025031378341 (£) BIC: MIDLGB22

All services are rendered in accordance with Bureau Veritas Commodities Division General Conditions of Service, available on request or at www.bureauveritas.com/terms_and_conditions

7.	Reconciled the physical movement of bars which occurred during the inspection period and the completion date of the count.

8.	Reported any anomalies discovered by the above procedures back to the Administrator.

Anomalies

There were no anomalies identified in respect of the gold bars held by the custodian as at 31 January 2019 for the above numbered account.

Weighing

Scales were provided by JP Morgan Chase Bank, N.A., London

Calibration date below is external check date. Scales were calibrated with standard weights prior to weighing.

Scales used:

●	Manufacturer: Sartorius
●	Model Number: GBB14202S
●	Serial Number: 26003312
●	Calibration date: 25 January 2019
●	Weighing units & increments: 450 x 0.001 Tr.oz

The audit was carried out to the best of our knowledge and this report reflects our findings as at time and place for audit only.

For and on behalf of

INSPECTORATE INTERNATIONAL LIMITED

Paul Alston

Inspectorate International Limited 2 Perry Road, Witham Essex CM8 3TU, UK	T: +44 (0) 1376 536800 E: MMOpsUK@inspectorate.com www.bureauveritas.com	Registered: In England No. 638315 VAT no. GB725 4402 54	HSBC Bank PLC, Berkshire, UK IBAN: GB68MIDL40051559932051 (€) IBAN: GB34MIDL40051559931790 ($) IBAN: GB38MIDL40025031378341 (£) BIC: MIDLGB22

All services are rendered in accordance with Bureau Veritas Commodities Division General Conditions of Service, available on request or at

www.bureauveritas.com/terms_and_conditions